UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
October 18, 2006

PRO-DEX, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification Number)
incorporation)

151 East Columbine Avenue
Santa Ana, California 92707
(Address of Principal Executive Offices)

(714) 241-4411
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

            On October 18, 2006, Pro-Dex, Inc. (the "Company") entered into a letter agreement (the "Agreement") with Patrick Johnson, which clarifies the terms of Mr. Johnson's employment as the Company's Executive Vice President Business Development, to serve as Chief Business Development Officer.  Mr. Johnson has held the position of Executive Vice President Business Development since April 12, 2006.

            Under the terms of the Agreement, Mr. Johnson is to receive an annual salary of $180,000.   Mr. Johnson's employment as Executive Vice President Business Development is on an "at will" basis.  However, if Mr. Johnson's employment is terminated by the Company without "cause" as that term is defined in the Agreement, the Company shall pay Mr. Johnson a severance payment equal to four months of his annual salary.  As additional consideration, the Agreement also contains a mutual release by the Company and Mr. Johnson from any and all claims up to October 18, 2006.

               The Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.  The above descriptions are qualified by reference to the complete text of the Agreement.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On October 18, 2006, Patrick Johnson, a Class II director, announced his resignation from the Company's Board of Directors effective as of October 18, 2006 and the Board of Directors accepted Mr. Johnson's resignation as of the that date.

            On October 18, 2006, after Mr. Johnson's resignation, the Board of Directors voted to reduce the size of the Board from five to four. As a result, there are currently no vacancies on the Board.

            Mr. Johnson continues to serve as the Company's Executive Vice President Business Development  as described in Item 1.01 above.

Item 9.01  Financial Statements and Exhibits

               Exhibit 10.1            October 18, 2006 Letter Agreement regarding Employment between Pro-Dex, Inc. and Patrick Johnson

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2006                                         PRO-DEX, INC.

By:       /s/  Jeff Ritchey
            Jeff Ritchey
            Chief Financial Officer